UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2009

BETAWAVE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2009, Betawave Corporation (the “Company”) and Silicon Valley Bank entered into a Loan and Security Agreement (the “Loan and Security Agreement”) that provides for a secured revolving credit arrangement to provide advances in an aggregate principal amount of up to $4 million on the terms and conditions set forth in the Loan and Security Agreement.  The Loan and Security Agreement consists of a $4 million credit facility with a $500,000 sublimit for stand-by letters of credit, $500,000 sublimit for cash management services and a $500,000 sublimit for foreign exchange contracts.  The borrowings are secured based upon a percentage of certain eligible billed and unbilled accounts receivables.  The Company may borrow, repay and reborrow under the line of credit facility at any time.  As of March 27, 2009, advances under the line of credit facility would accrue interest at a per annum rate equal to 3.0% above the greater of (i) the Silicon Valley Bank’s announced prime rate or (ii) 7.0%.  This interest rate shall be adjusted upwards at times when the Company’s liquidity ratio (as described in the Loan and Security Agreement) equals less than 2.25 to 1.00.  The Company is required to pay a termination fee if the Loan and Security Agreement is terminated prior to March 27, 2011 (the “Maturity Date”) in an amount equal to the interest that would have accrued on an advances of an aggregate principal amount of $1 million through the Maturity Date.

The Company’s line of credit is collateralized by substantially all of the Company’s assets and requires the Company to comply with customary affirmative and negative covenants principally relating to liens, indebtedness, investments, distributions to shareholders, use and disposition of assets, the satisfaction of a liquidity ratio test and minimum tangible net worth requirements.  In addition, the Loan and Security Agreement contains customary events of default.  Upon the occurrence of an uncured event of default, among other things, Silicon Valley Bank may declare that all amounts owing under the credit arrangement are due and payable and the applicable interest rate shall become 4% above the rate that would otherwise apply.  The line of credit and facility expire on Maturity Date.  As of the date of this Current Report on Form 8-K, there is no amount outstanding under this revolving credit arrangement.

In connection with the execution of the Loan and Security Agreement, the Company issued a warrant (the “Warrant”) to Silicon Valley Bank on March 27, 2009, which allows Silicon Valley Bank to purchase up to 600,000 shares of the Company’s common stock at a warrant price of $0.20 per share.  The Warrant expires on the fifth anniversary of the issue date of the Warrant, subject to earlier expiration in accordance with the terms of the Warrant.  The Warrant was offered and issued to Silicon Valley Bank without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

The foregoing description of the Loan and Security Agreement and the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement and the Warrant, copies of which are attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On March 31, 2009, the Company issued a press release regarding its results for the fiscal year ended December 31, 2008.  The text of this press release is furnished with this report as Exhibit 99.1.

The information in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit	Description
4.1	Warrant to purchase Betawave Corporation common stock issued to Silicon Valley Bank on March 27, 2009
10.1	Loan and Security Agreement, dated as of March 27, 2009, between Silicon Valley Bank and Betawave Corporation
99.1	Press release issued by Betawave Corporation on March 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BETAWAVE CORPORATION
Dated:  April 1, 2009

By:  /s/ Tabreez Verjee

Name: Tabreez Verjee
Title: President

EXHIBIT INDEX

Exhibit	Description
4.1	Warrant to purchase Betawave Corporation common stock issued to Silicon Valley Bank on March 27, 2009
10.1	Loan and Security Agreement, dated as of March 27, 2009, between Silicon Valley Bank and Betawave Corporation
99.1	Press release issued by Betawave Corporation on March 31, 2009